EXHIBIT 99.2

December 19, 2023

Dear Stockholder,
Thank you for your continued support in Sila Realty Trust, Inc. (the “Company”). The purpose of this letter is to provide you with an important update regarding your investment.
Estimated Per Share Net Asset Value
On December 18, 2023, the board of directors (the “Board”), upon the recommendation of the Audit Committee, which is comprised solely of independent directors, approved an estimated per share net asset value (or “NAV”) of $7.48 for each of the Company’s Class A common stock, Class I common stock and Class T common stock (collectively, the “Estimated Per Share NAV”). The Board engaged Cushman & Wakefield of Pennsylvania, LLC (“Cushman & Wakefield”), an independent third-party valuation firm, to calculate the Estimated Per Share NAV and provide an appraised value on 132 real estate properties and two undeveloped land parcels as of October 31, 2023 (the “Valuation Date”).
The Estimated Per Share NAV is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the approximate number of shares outstanding on a diluted basis. The Audit Committee, pursuant to authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the methodology used to determine the Estimated Per Share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices, and the reasonableness of the assumptions used in the valuation and appraisals. The Board directed the Audit Committee to review Cushman & Wakefield’s analysis and recommend an Estimated Per Share NAV. The determination of the final Estimated Per Share NAV was at the sole discretion of the Board.
The table below sets forth the change in the Company’s Estimated Per Share NAV from March 31, 2023, at $8.13 to October 31, 2023, at $7.48:

Estimated Per Share NAV, March 31, 2023	$8.13
Change in same store real estate portfolio	(0.78)
Acquired real estate	0.30
Disposed real estate (includes note receivable)	(0.04)
Change in net debt (includes change in cash)	(0.15)
Change in derivatives	0.04
Other	(0.02)
Total Change	(0.65)
Estimated Per Share NAV, October 31, 2023	$7.48

    The aggregate real estate value of the Company’s same store real estate portfolio, defined as properties owned by the Company from March 31, 2023, the calculation date of the last estimated per share NAV, to the Valuation Date, was primarily responsible for the change in the Estimated Per Share NAV. This was driven by many factors, including, but not limited to, (a) an increase in capitalization rates used by Cushman & Wakefield resulting from, among other factors, (i) a rise in comparable capitalization rates in commercial real estate, (ii) an increase in overall interest rates and expectations of returns by investors in varying investment vehicles, (iii) significant increased market volatility in the third quarter of 2023, (iv) an overall decline in economic activity, including property sales and commercial real estate lending activity, and (v) other changes in micro and macro-economic conditions, and (b) reductions in value related to the sponsor of a tenant that filed for bankruptcy.
It is important to understand that this or any estimated per share NAV takes into account, among other factors, the valuation of the Company’s assets and liabilities at a specific point in time (in this case, as of October 31, 2023), and valuations are subject to (and likely to) change at any time, whether they increase or decrease.
The Company also announced through a press release on December 15, 2023, and in a Current Report on Form 8-K filed on December 19, 2023, the disposition of Webster Healthcare Facility II to the Board of Regents of the University of Texas System for a contract sales price of approximately $258.4 million, which amount was considered in the Estimated Per Share NAV by Cushman & Wakefield, and reflected an increase from the prior property specific result in the Company’s estimated per share NAV as of March 31, 2023.
Distribution Reinvestment Plan
If you participate in our distribution reinvestment plan, or the DRIP, under which your distributions are reinvested in additional shares of our common stock, your distributions that accrue from December 1, 2023, through December 31, 2023, will be reinvested at $7.48 per share.
Share Repurchase Plan
In accordance with our share repurchase plan, the per share repurchase price is based on the most recent estimated value of the shares. As a result, the Board’s determination of the Estimated Per Share NAV of $7.48 per share will serve as the repurchase price on the expected first quarter repurchase date of January 31, 2024.
For More Information
I encourage you to visit our website at www.silarealtytrust.com for Company news, financial information and supplemental data.
Should you have any questions or need further information, please feel free to contact the Company's Investor Relations department at IR@silarealtytrust.com or contact our investor support line at 833-404-4107.
We will continue to be steadfast in our priority of maximizing the value of the Company and are focused on seeking liquidity for our stockholders, subject to market conditions. On behalf of the Board and the management team, I would like to sincerely thank you for your ongoing support and confidence in our Company.

Sincerely,

Michael A. Seton
President and Chief Executive Officer
Sila Realty Trust, Inc.

Cautionary Note Regarding Forward-Looking Statements
Certain statements of the Company included in this letter that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as "may," "should," "expect," "could," "intend," "plan," "anticipate," "estimate," "believe," "continue," "predict," "potential" or the negative of such terms and other comparable terminology, including references to potential changes in valuations, the reinvestment in additional shares of the Company’s common stock under its distribution reinvestment plan, the repurchase price under the Company’s share repurchase plan, and the Company’s goal to maximize stockholder value and seek liquidity. The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the above involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the Company's SEC reports, including, but not limited to, the risk that our NAV may not reflect the value that our stockholders would receive upon the liquidation of our assets and settlement of our liabilities or a sale of the Company; the risks related to the availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the Company's business; and other factors, including those set forth in the Risk Factors provided in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022.